EXHIBIT 99.3
                             ATTORNEY FEE AGREEMENT

1. The Law Firm of Brenda Lee Hamiton, P.A. (hereinafter referred to as the "Attorney") will represent E-Rex, Inc. (hereinafter referred to as the "Company") with various corporate and securities legal services, more particularly described as preparation of an 8-K and agreement in connection with the Company's appointment of Donald Mitchell for a period of 60 days commencing on March 1st 2000.

2. All legal services will be performed by the Attorney after consultation and authorization from the Company.

3. The non-refundable fee to be paid for the above mentioned representation is sixty-thousand (60,000) shares of the common stock of the Company to be registered on Form S-8 with all fees relating thereto to be paid by the Company.

      BY EXECUTING THIS PLAN, COMPANY ACKNOWLEDGES THAT THE SERVICES TO BE RENDERED HEREBY ARE NOT IN CONNECTION WITH THE OFFER OR SALE OF SECURITIES IN A CAPITAL RAISING TRANSACTION AND DO NOT DIRECTLY OR INDIRECTLY PROMOTE OR MAINTAIN A MARKET FOR THE SECURITIES OF THE COMPANY.

4. The Company agrees to compensate the Attorney for out-of-pocket expenses, which may be necessarily incurred in the representation of the Company.

5.    All payments for fees and expenses are due upon presentation of invoices.

6. The Attorney is authorized to take all actions, which the Attorney deems advisable on behalf of the Company. The Attorney agrees to notify the Company promptly of all significant developments in regard to representation of the Company.

7. Company will fully cooperate with the Attorney and provide all information known to the Company or available to the Company, which, in the opinion of the Attorney, would aid the Attorney in representing the Company.

8.    The Attorney agrees to use its best efforts in representing the Company.

9. This writing with exhibits includes the entire agreement between the Company and the Attorney regarding this matter. This Plan can only be modified with another written agreement signed by the Company and the Attorney. This Plan shall be binding upon the Company and the Attorney and their respective heirs, legal representatives and successors in interest.
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10.   Both the Company and the Attorney have read and agreed to this Agreement and acknowledge that the terms of the Consulting Services Plan under which such shares will be issued.

In Witness Whereof, the parties have executed this agreement intending to be legally bound on the 17th day of March, 2000.


LAW OFFICE OF BRENDA LEE HAMITON, P.A.


    /s/ Brenda Lee Hamiton
    ----------------------
By: Brenda Lee Hamiton


E-REX, INC.


    /s/ Kenneth Blake
    -----------------
By: Kenneth Blake, President